Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

U-BX Technology Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Other	Equity	ordinary shares of par value US$0.0016 per share (reserved for issuance under the 2025 Equity Incentive Plan)	(1)	Other	9,500,000	$3.16	$30,020,000.00	0.0001531	$4,596.06

Total Offering Amounts:							$30,020,000.00		4,596.06
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$4,596.06

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Offering Note(s)

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares (“Ordinary Shares”) of U-BX Technology Ltd. (the “Registrant”) that become issuable under the Registrant’s 2025 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

The Registrant does not have any fee offsets.

Pursuant to Rule 457(h) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for the Registrant’s Ordinary Shares reserved for issuance under the Plan is the average of the high and low prices of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on July 29, 2025 (rounded up to the nearest cent).